             ARTICLES OF ASSOCIATION OF A LIMITED LIABILITY COMPANY
                           (notarial recitals omitted)

§ 1 BUSINESS NAME AND OTHER IDENTIFICATION

          The Company  shall carry out its  activity  under the  business  name:
          "Cinergy        Global        Resources       1       Spo(3)ka       z
          ograniczon(1)odpowiedzialnooeci(1)".   The   Company   may   use   the
          abbreviation,,   Cinergy  Global   Resources  1  Sp.  z  o.o."  and  a
          distinguishing graphic sign.

§ 2 CORPORATE SEAT

          The Company shall have its seat in Lublin.

§ 3 SCOPE OF ACTIVITIES

3.1  The scope of the Company's activities shall include:

     (i)  generation of heat, including hot water and steam, and electricity;

     (ii) transmission, distribution and trading in heat and electricity;

     (iii) transmission and distribution of gas fuels and liquefied gases;

     (iv) construction and  exploitation of  installations  for transmission and distribution of heat and electricity; land and pipeline transport;

     (v)  extraction, processing and distribution of water;

     (vi) disposal of sewage and waste;

     (vii) transportation services;

     (viii) any other activity  directly or indirectly  related to the foregoing scope of activity.

3.2  If a given type of any business  activity requires a prior licence or other administrative  permit the Company  shall engage in such activity only upon the procurement of the relevant license or permit.

3.3  The Company shall carry out its business activity both within the territory
     of  Poland  and  abroad.   The  Company  may  establish  its  branches  and
     participate other companies and businesses in Poland and abroad.

§ 4 DURATION

          The Company shall be incorporated for an unlimited period of time.

§ 5 SHARE CAPITAL AND SHARES

5.1  The Company's  share capital  amounts to PLN 1,000,000  (One Million Zloty)
     and is divided into 10,000 (Ten Thousand) equal and indivisible shares of a nominal value of PLN 100 (One Hundred) each.

5.2  Each share  enjoys one vote and entitles to pro rata  participation  in the liquidation proceeds.

5.3  Each Shareholder may hold more than one share in the Company.

5.4  Contributions to the share capital may be made in cash and in kind.

5.5  The shares in the share capital have been subscribed to as follows:

     (i)  Cinergy  Global  Recourses 1 B.V.  acquires  9,999 (Nine Thousand Nine
          Hundred Ninety Nine) shares PLN 100 (One Hundred) each, with the total nominal value of PLN 999,999  (Nine  Hundred  Ninety Nine Thousand and
          Nine Hundred Ninety Nine Zloty), representing 99,99 % of the shares in consideration for a cash contribution,

     (i)  Mr.  Vladimir Prerad acquires 1 (one) share of a PLN 100 nominal value representing  0,01 % of the Company's  share capital in  consideration for a cash contribution.

§ 6 INCREASE OF THE SHARE CAPITAL

6.1  Share capital may be increased upon a shareholder resolution.

6.2  An increase of the share capital,  upon one or more resolutions,  up to the total amount of PLN 70,000,000 (Seventy Million Zlotys) does not constitute an amendment of these Articles of Association.

6.3  The Shareholders  shall enjoy the pre-emptive right to take up newly issued
     shares  in  the  increased   share  capital,   pro  rata  to  the  existing
     shareholding,  unless a resolution on the share capital  increase  provides otherwise.  Any  resolution  excluding  or  restricting  the  shareholders'
     foregoing  pre-emptive right shall require a qualified majority of 2/3 (two thirds) of the votes cast.

§ 7 ADDITIONAL CONTIBUTIONS

7.1  Shareholders  may be  obligated  to  contribute  to the Company  additional contributions pro rata, in proportions to their shares, in the total amount not  exceeding one thousand  times the nominal  value of the  shareholder's shares in the Company.

7.2  The amount  and date of  additional  contributions  shall be set forth in a shareholders resolution.

7.3  Additional  contributions  may by returned to  shareholders  in whole or in part,  unless they are needed to cover  losses in the share  capital of the
     Company.  The return of  additional  contributions  shall be decided upon a shareholders resolution.

7.4  At the time they are returned in accordance  withss.7.3  above,  additional contributions  may be subject  to  interest  payments  in whole or in part, pursuant to the shareholders' resolution.

§ 8 REDEMPTION OF SHARES

8.1  Shares may be redeemed at any time from net profit or through the  decrease of share capital.

8.2  Shares are redeemed upon the resolution of the Shareholder  Meeting adopted by the  majority  of 2/3 of the votes  cast,  also  without  the consent of shareholder whose shares are to be redeemed.  Such resolution shall specify the manner and the  conditions  of share  redemption  and the payment to be made to the shareholder involved. Unless the resolution provides otherwise, the shareholder whose shares are redeemed shall be entitled to remuneration equal to the balance sheet value of the redeemed shares,  determined on the basis of the  balance  sheet of the Company for the last fiscal year or, if such  balance  sheet  does not  exist,  on the basis of the  balance  sheet prepared  by  a  certified  auditor,  appointed  in  a  resolution  of  the
     Shareholder  Meeting,  not earlier  than 6 months  prior to the date of the redemption resolution.

§ 9 SHARE TRANSFER RESTRICTIONS

9.1  The  shares  in the  Company  may be  transferred  or  encountered  only in compliance with the the procedures set forth in Sections 2 through 4 below.

9.2  The   shareholders   shall   have  the  right  of  first   refusal   (prawo
     pierwszenstwa) with respect to any shares which another shareholder intends to transfer,  pro rata to their existing  shareholding.  A shareholder  who intends to transfer its shares in the Company  (`Transferor') shall send to the Management  Board a notification  including the following  information:
     the number of shares subject to transfer,  the transfer price, the identity of the transferee, and other essential terms and conditions of the intended transfer (`Notification'). The Management Board shall furnish copies of the
     Notification  to the other  shareholders  within seven days of its receipt, including  the  maximum  numbers  of shares to which  each  shareholder  is entitled.

9.3  Within 30 days  from the  receipt  of the  Notification,  the  shareholders should  notify the  Management  Board  whether  they intend to exercise the right of  first  refusal  on the  terms  and  conditions  set  forth in the
     Notification,  including the number of shares which the given  shareholders intends to acquire.  Should any of the pertinent shares be left unallocated to the  shareholders  who wish do take up the shares or should  none of the other  shareholders  exercise their right of first refusal,  the Transferor shall be free to dispose of the shares on terms and conditions set forth in the  Notification  within the sixty - day period  following the  thirty-day period referred to in the preceding sentence.

9.4  Once the number of shares to be purchased by each  shareholders  exercising the right of first refusal is determined,  the selling  shareholder are the
     purchasing   shareholders  should  enter  into  a  written  share  purchase agreement.  Should  the  purchase  of the  Transferor's  shares by  another shareholder  require any administrative  permit, the shareholder subject to such a requirement shall have four month to procure the pertinent permit.

9.5  The  disposal  of shares  between  the  shareholders,  as well as between a shareholder and its affiliated entity (`Affiliated  Entity'),  shall not be subject to the limitations set forth in the present Paragraph.

     An  Affiliated  Entity of a given  shareholder,  within the meaning of this
     Paragraph,  shall  be an  entity  dominant  or  subordinate  to  the  given
     shareholder,   or  an  entity  which  is  together  with  the   shareholder
     subordinate   to  another   entity.   The  notions  of   "domination"   and
     "subordination"  have the meaning ascribed to them it in Art. 4 Point 16 of the Act of 21 August 1997 on Public  Trading in  Securities,  provided that with  respect  to  civil  partnerships  this  provision  shall  be  applied accordingly.

9.6  The shares in the Company may be pledged only upon a prior consent  granted
     in  the  form  of  a  shareholder  resolution.   The  consent  may  not  be
     unreasonably withheld.

9.7  Any disposal or pledge of shares in breach of the provisions of the present
     Paragraph shall be void.

§ 10         GOVERNING BODIES

The governing bodies of the Company shall be :

          (i)  the Shareholder Meeting

          (ii) the Management Board;

§ 11         SHAREHOLDER MEETING

11.1 Shareholders  resolutions shall be adopted at Shareholder Meetings.  Unless
     mandatory   provisions  of  law  or  these  Articles   require   otherwise,
     shareholder  resolutions  may be passed  without  convening  a  Shareholder
     Meeting, provided all shareholders have expressed their written consent for such voting in writing or provided the particular  resolution is adopted in writing unanimously.

11.2 Shareholder   Meeting  may  be  ordinary  or  extraordinary.   An  ordinary
     Shareholder  Meeting is convened by the Management  Board within six months from the close of each fiscal year. An  extraordinary  Shareholder  Meeting may be convened by the  Management  Board at its own  initiative  or upon a request  from any  shareholder  and should be held 21 days from the date of such request.

11.3 Shareholder Meetings, may be held at the Company's seat or in Warsaw.

§ 12         POWERS OF SHAREHOLDER MEETING

12.1 The following matters shall be decided by the Ordinary Shareholder Meeting:

          (i)  the examination and approval of the financial  statements and the report on the  Company's  activity  during the  preceding  fiscal year;

          (ii) subject  to  the  provision  ofss.15.2  hereof,  distribution  of profits and coverage of losses;

          (iii)the  approval  of  the  discharge  of  duties  by  the  Company's governing bodies during the previouse fiscal year;

12.2 The following matters shall require a resolution of shareholders:

          (i)  the disposal or lease of the  Company's  enterprise or any of its material parts, and the establishment of usufruct thereon;

          (ii) the  acquisition  or disposal of ownership or perpetual  usufruct right with respect to real property;

          (iii) the selection of auditors;

          (iv) the appointment and dismissal of members of the Management Board;

          (v)  the establishing and dissolution of companies and other business;

          (vi) acquisition,  disposal and  encumbrance of shares or other titles of participation in other companies or entities;

         (vii) taking of credits and loans  exceeding the PLN  equivalent of USD
               100,000 at the average market exchange rate;

        (viii) issuance of guarantee and sureties  (including  promissory note endorsements)  with a value  exceeding the PLN  equivalent of USD
               100,000  at  the  average  market   exchange  rate,  as  well  as
               assumption  of liability  for any third party under another legal transaction  such as  assumption  of debt or accession to a debt;
               issuance of  promissory  note outside of the  Company's  ordinary scope of business;

          (ix) entering  into any  agreement  with a value  exceeding the PLN an equivalent of USD 100,000 at the average market exchange rate;

          (x)  any merger, transformation and dissolution of the Company;

          (xi) the  establishment  and  dissolution  of  reserve  funds  and the determination of their application;

          (xii) the amendments of these Articles of Association;

        (xiii) any  other  matter  which  pursuant  to  provisions  of  law or hereunder require a shareholders resolution.

12.3 Shareholder  resolution  shall be required for the  acquisition of the real properties located at ul. Me(3)giewska 5-7 in Lublin for which the District
     Court in Lublin  maintains  Land and  Mortgage  Registers  Nos.  114367 and
     111618.

12.4 Resolution of shareholders shall be passed upon an absolute majority of the votes cast,  except as  otherwise  required by  provisions  of law or these
     Articles,  provided  at  least 50 % of the  shares  is  represented  at the
     Shareholder  Meeting.  Absolute majority shall be achieved if the number of votes in  favour  of a  resolution  is  higher  than the total of the votes against and abstaining .

§ 13         THE MANAGEMENT BOARD

13.1 The Management Board is the executive body of the Company.

13.2 The  Management  Board  manages all the  Company's  affairs,  represents it vis-a-vis  third  parties  and  takes  decisions  related  to the  business purposes of the Company.

13.3 The Management Board is composed of between one and five members.  On a one
     - member  Board,  the  member  carry the title of  President.  On a multi -
     member  Board,  the  Management  Board  debts  from among  themselves  and, possibly, one or two Vice-Presidents.

13.4 The members of the Management Board are appointed for an unspecified period of time.

13.5 The following  persons are  authorised to represent the Company:  President acting  individually  and any two other  members  of the  Management  Board acting jointly.

13.6 The  granting of a general  power of  representation  (Prokura)  requires a consent of all members of the Management  Board.  Prokura may be revoked at any time by any member of the Management  Board.  The Management  Board may set forth, upon a resolution, the scope of powers of the procurist pro foro interno.

13.7 The first Management Board shall include:

          (i)  Peter Moravec as Board member, and
          (ii) Scott Knutson as Board member.

§ 14         SUCCESSION

14.1 The heirs and legatees of the decrease  shareholders shall be excluded from participation in the Company.

14.2 Shareholders shall have a pre-emptive right with respect to the shares of a deceased  shareholder,  in proportion to their current  shareholding in the
     Company.  If not all shares of the  decrease  shareholder  are taken by the remaining shareholders, any remaining shares shall be redeemed.

14.3 The shares price for the shares to be purchased  from the heirs or legatees of the deceased  shareholder  and  redemption  amount shall be based on the balance sheet value of such shares.

§ 15         PROFIT DISTRIBUTION, ACCOUNTING, RESERVE FUNDS, FISCAL YEAR, LOANS FROM
         SHAREHOLDERS.

15.1 In addition to the share  capital,  shareholders  may create  reserve funds from the profits of the Company and additional contribution referred §
     7 hereof, along with the share capital.

15.2 Net  profits of the  Company  shall be excluded  from  distribution  to the shareholders unless the Shareholder Meeting resolves otherwise.

15.3 The  Company's  fiscal  year lasts from  January 1 to  December  31 of each calendar  year.  The  first  fiscal  year  shall  last  from  the  date  of registration through December 31 ,2000.

4.   Shareholders may grant loans to the Company.